                  CERTIFICATE OF INCORPORATION WITH RESPECT TO
                     COMPANIA EOLICA ARAGONESA, S.A.(CEASA)

The underdesigned, Cesar Rodriguez,  attorney-at-law,  officiating under Spanish
Bar Association, declares that:

          1.- Compania Eolica  Aragonesa,  S.A.  (CEASA)is a closed company with limited  liability,  organised  under  the laws of Spain,  having  its registered  office at Zaragoza  (Paseo Pamplona 5,  5ªplanta)  of
          Madrid  (Spain) and having its  offices at the same  place,  and being registered in the Mercantile Register of Zaragoza.

          2.- According to the  registration  of the  aforementioned  Mercantile
          Register,  the  Articles of  Association  of the Company have not been amended since the entrance of Cinergy at its shareholding.

          3.- According to those  Articles of  Association  of the Company,  the purpose of the Company is the  promotion,  construction,  installation
          and  development  of  any  activity  related  to  energy   production,
          specially  through Wind Farms. The listed  activities can be developed indirectly,  totally  or  partially,  through  participation  in other companies with analogous or identical object.

          4.-  The  company  can   participate  in,  manage  and  finance  these
          enterprises.

          5.- According to the  registration  of the  aforementioned  Mercantile
          Register, the directors of the Company are:

               1.   D. Felix Lopez Anton
               2.   D. Jaime Burguera Eleta
               3.   DªMaria del Camino Montero Saint.

Signed in Madrid on 10 April 2001
Fdo. Cesar Rodriguez Gonzalez
Oviedo Bar Association (Spain), N°3.133